CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 7, 2000 relating to the financial statements and financial highlights which appear in the February 29, 2000 Annual Report to Shareholders of Strong Municipal Advantage Fund and Strong Municipal Money Market Fund (two of the portfolios constituting the Strong Municipal Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
July 27, 2000

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